Exhibit 10.20

EXPEDIA, INC.

FIRST AMENDMENT OF THE EXECUTIVE DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT is made to the Expedia, Inc. Executive Deferred Compensation Plan, as most recently amended and restated effective as of January 1, 2009 (the “Plan”). This First Amendment shall be effective as of December 31, 2014. All provisions of the Plan not amended by this First Amendment shall remain in full force and effect.

1.	The heading of Section 1 is amended to read as follows:

PURPOSE; DEFERRALS FROZEN EFFECTIVE JANUARY 1, 2015

2.	Section 1 is further amended to add the following new paragraph at the end thereof:

All deferrals of Compensation by any Eligible Employee shall cease to be effective as of December 31, 2014, provided that any amounts subject to a Deferral Agreement with respect to Compensation earned during the Plan Year ending December 31, 2014 shall continue to be honored in accordance with its terms. No deferral of Compensation or other amounts earned after December 31, 2014 shall be allowed under the Plan. Notwithstanding the foregoing, all Accounts shall continue to be held and be paid in accordance with the terms of the Plan and applicable law, including without limitation the requirements of Section 409A.

Expedia, Inc. has caused this Amendment to be executed on the date indicated below.

EXPEDIA, INC.

Dated: December 17, 2014	By:	/s/ Connie Symes

	Its:	Executive Vice President, Human Resources